Exhibit 99.2

Loews Cineplex Entertainment Corporation Receives Requisite Consents in
Solicitation for its 9.0% Senior Subordinated Notes Due 2014

NEW YORK, New York – January 11, 2005 – Loews Cineplex Entertainment Corporation (“Loews”) today announced that, in connection with the tender offer and consent solicitation for its outstanding 9.0% Senior Subordinated Notes due 2014 (the “Notes”), it had received the requisite consents from registered holders of the Notes to amend the indenture governing the Notes (the “Indenture”).

As of 5:00 p.m., New York City time, on January 10, 2006, tenders and consents had been received with respect to approximately 99.8% of the outstanding principal amount of the Notes.  The consents received are sufficient to amend the Indenture governing the Notes.  The Consent Date was 5:00 p.m., New York City time, on January 10, 2006, and any Notes that have been tendered prior to, or that are tendered after, the Consent Date may not be withdrawn and the related consents may not be revoked.

Loews, certain of its subsidiaries that are guarantors under the Indenture, and U.S. Bank National Association, the trustee under the Indenture, plan to execute a supplemental indenture to the Indenture in order to effect the proposed amendments to the Notes and the Indenture, as provided in Loews’ Offer to Purchase and Consent Solicitation Statement, dated December 21, 2005 (the “Offer to Purchase”).  However, the amendments will not become operative with respect to the Notes until Loews purchases the validly tendered Notes pursuant to the Offer to Purchase.  In addition, Loews expects that payment for the Notes, including Notes tendered on or prior to the Consent Date, will be made promptly after the Expiration Date.

The Notes are being tendered pursuant to the Offer to Purchase, which more fully sets forth the terms and conditions of the cash tender offer to purchase any and all of the outstanding principal amount of the Notes as well as the consent solicitation to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the Indenture.

The tender offer is subject to the satisfaction or waiver of certain conditions, including, among other things, the satisfaction or waiver of all conditions precedent to the consummation of the merger of LCE Holdings, Inc., the parent company of Loews, and Marquee Holdings Inc., the parent company of AMC Entertainment Inc. (“AMCE”),  and the merger of Loews and AMCE, with AMCE (after the merger, the “Combined Company”) continuing as the surviving corporation after the merger, and the receipt of funds by the Combined Company sufficient to pay the aggregate Total Consideration from the anticipated proceeds of a contemplated placement of new senior subordinated debt.  In the event that the tender offer and consent solicitation are withdrawn or otherwise not completed, neither the tender consideration nor the consent payment will be paid or become payable to holders of the Notes who have tendered their Notes and delivered consents.

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities.  The full terms of the tender offer and the consent solicitation are set forth in the Offer to Purchase.  Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase.

The Dealer Managers and Solicitation Agents for the tender offer are Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.  Questions regarding the tender offer and consent solicitation may be directed to any Dealer Manager and Solicitation Agent: Credit Suisse First Boston LLC, Liability Management Group, at (800) 820-1653 (US toll-free) and (212) 325-7596 (collect); Citigroup Global Markets Inc., Liability Management Group, at (800) 558-3745 (US toll-free) and (212) 723-6106 (collect); and J.P. Morgan Securities Inc., Liability Management Group, at (866) 834-4666 (US toll-free) and (212) 834-3424 (collect).  Copies of the Offer to Purchase and Consent Solicitation Statement may be obtained from the Information Agent for the tender offer and consent solicitation, D.F. King & Co., Inc., at (888) 628-1041 (US toll-free) and (212) 269-5550 (collect).

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Contact:  John McCauley, Senior Vice President, Marketing - Loews Cineplex Entertainment Corporation (646) 521-6000

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.